Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive • Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, February 19, 2014

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Highlights:

•	Fourth quarter operating profit increases 20.7% on revenue increase of 10.1%

•	Full year operating profit increases 20.2% on revenue increase of 8.0%

Cleveland, Ohio, February 19, 2014 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced revenues of $717.9 million and net income of $25.7 million, or $1.53 per diluted share, for the fourth quarter of 2013 compared with revenues of $652.0 million and net income of $32.4 million, or $1.93 per diluted share, for the fourth quarter of 2012. Operating profit increased to $35.0 million for the fourth quarter of 2013 from $29.0 million in 2012. The 2012 fourth quarter net income included a tax benefit of $10.0 million, or $0.59 per share, primarily for the release of previously recorded valuation allowances related to the Company's U.S. state and Australian deferred tax assets.
Revenues were $2.7 billion for the year ended December 31, 2013 and net income was $110.0 million, or $6.54 per diluted share, compared with revenues of $2.5 billion and net income of $98.0 million, or $5.83 per diluted share, for the year ended December 31, 2012. Operating profit increased to $134.3 million for the full year 2013 from $111.7 million in 2012. Operating margin increased to 5.0% from 4.5%. Full-year 2013 net income included a tax benefit of $12.8 million, or $0.76 per diluted share, due to the second quarter 2013 release of certain portions of previously recorded income tax valuation allowances related to the Company's United Kingdom operations. The full year effect of the 2012 valuation allowance releases was $10.7 million, or $0.64 per share.
Lift truck shipments in 2013 increased 11 percent to approximately 85,500 units from approximately 76,900 units in 2012.
EBITDA for the fourth quarter of 2013 and the year ended December 31, 2013 was $41.2 million and $164.8 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 6.
For the 2013 full year, the Company's cash flow before financing activities was $126.8 million, which was comprised of net cash provided by operating activities of $152.9 million less net cash used for investing activities of $26.1 million. For the 2012 full year, the Company's cash flow before financing activities was $109.2 million, which was comprised of net cash provided by operating activities of $128.7 million less net cash used for investing activities of $19.5 million. The Company's cash position was $175.7 million as of December 31, 2013, up from $151.3 million as of December 31, 2012. Debt as of December 31, 2013 decreased to $69.5 million from $142.2 million as of December 31, 2012. In December 2013, the Company entered into a new revolving credit agreement.

Concurrently with the new financing, the Company repaid the remaining $86.9 million outstanding under its term loan.
Since the inception of a stock repurchase program in December 2012, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, Hyster-Yale has purchased approximately 103,600 shares for an aggregate purchase price of $5.2 million, including $3.0 million purchased during 2013. The Company did not repurchase any shares during the fourth quarter of 2013.

Discussion of Fourth Quarter Results
Revenues increased in the fourth quarter of 2013 compared with the fourth quarter of 2012 primarily as a result of increases in unit volumes, mainly in the Americas and Europe. An increase in fleet services and parts volumes in the Americas, as well as higher unit prices in all markets, but principally in the Americas, also favorably affected revenues. Price increases in the Americas were implemented in Brazil during 2013 mainly to offset the impact of weakness in the Brazilian real. A shift in sales to lower-priced products primarily in the Americas partially offset the improvement in revenues. Unfavorable currency movements from the further weakening of the Brazilian real and Australian dollar against the U.S. dollar were fully offset by the strengthening of the euro against the U.S. dollar.
In the fourth quarter of 2013, worldwide new unit shipments were approximately 22,700 units compared with shipments of approximately 20,100 units in the fourth quarter of 2012 and shipments of approximately 21,200 units in the third quarter of 2013. Worldwide backlog was approximately 28,200 units at December 31, 2013 compared with approximately 27,300 units at December 31, 2012 and approximately 28,400 units at September 30, 2013. Excluding China, the Company gained market share in 2013 in all major global regions. In China, the Company's share of the foreign brand market, the portion of that market segment where the Company is effectively competing, also increased in 2013 compared with 2012.
In the fourth quarter of 2013, operating profit increased but net income declined compared with the fourth quarter of 2012 primarily due to the absence of a $10.0 million valuation allowance release taken in the fourth quarter of 2012 and the 2013 fourth-quarter write-off of $2.8 million pre-tax of deferred financing fees as a result of the full repayment of the Company's term loan. Operating profit for the fourth quarter of 2013 improved mainly due to an increase in unit and parts volumes, the favorable effect of price increases and production efficiencies driven by higher volumes, all mainly in the Americas and Europe. These improvements were partially offset by higher selling, general and administrative expenses. Selling, general and administrative expenses increased primarily due to higher marketing expenses in the Americas and Europe to support the Company's five strategic initiatives and higher incentive compensation expenses in the fourth quarter of 2013 compared with the fourth quarter of 2012, including a $3.2 million pre-tax increase in the non-cash equity component in the 2013 fourth quarter compared with the 2012 fourth quarter.

Outlook
The global market for forklift trucks is expected to grow slightly in all major global regions in 2014 compared with 2013. As a result of this market growth, combined with expected increases in market share and a strong ending backlog in 2013, the Company anticipates an overall increase in unit shipments and parts volumes in 2014 compared with 2013. The majority of this increase is expected to come from the Americas, with smaller increases in the Asia-Pacific and European unit shipments.
The Company expects material costs in 2014 to increase slightly compared with 2013, particularly during the second half of the year. Although commodity costs appear to have stabilized,

these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
While sales are expected to increase moderately in 2014 compared with 2013, the Company expects to generate an increase in operating profit, excluding the anticipated gain on the sale of the Company's current Brazil plant, in excess of the rate of sales increase, with a decrease in the first half of 2014 compared with 2013 that is expected to be more than offset by improvements in the second half of 2014 compared with 2013. The favorable effect of anticipated increased unit volumes resulting from the Company's strategic initiatives, increased parts volumes and product enhancements are all expected to contribute to this improvement. In addition, a lower estimate for equity incentive compensation that is in part driven by changes in the market price of the Company's stock, which increased 91% during 2013, is also expected to contribute to the improved operating profit. These favorable items are expected to be partially offset by the full year impact of marketing and employee costs associated with the strategic initiatives that were put in place over the course of 2013 and by unfavorable foreign currency movements in the Americas and Asia-Pacific. After excluding the gain from the sale of the Company's Brazilian plant in 2014 and after excluding the $12.8 million valuation allowance release taken in 2013, net income in 2014 is expected to improve moderately compared with 2013. The effect of improved operating profit as well as lower interest expense due to lower debt outstanding and to lower interest rates under its new revolving credit agreement are expected to be partially offset by a higher expected effective income tax rate. The higher effective income tax rate in 2014 is expected to result primarily from the effect of higher U.S. state, United Kingdom and Australian income taxes as a result of the 2012 and 2013 valuation allowance releases, combined with an anticipated increase in income in the Americas operations, which have a higher tax rate.
Full year 2014 operating profit results, excluding the anticipated gain on sale of the Brazil plant, are expected to improve in the Americas segment, which includes the North America, Latin America and Brazil markets, with anticipated increases in unit and parts margins partially offset by an expected strong euro and slight material cost increases. Operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to increase in 2014 compared with 2013 due to volume increases and the anticipated benefits of the current strength of the euro, but these improvements are expected to be partially offset by the full year effect of increased marketing and employee costs implemented during 2013. Asia-Pacific results for 2014 are expected to be lower largely due to the weakness of the Australian dollar despite the favorable effect of increased volume.
Cash flow before financing activities for 2014 is expected to decrease from 2013 primarily due to an increase in capital expenditures, largely driven by the construction of a new plant in Brazil. These capital expenditures will be partially offset by the final cash payment which is expected to be received in mid-2014 when the sale of the current facility is expected to be finalized.
The Company remains focused on gaining market share over time, as well as on improving margins in its internal combustion engine business, through the execution of its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a full range of differentiated product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the Company's dual-brand ownership strategy, and ensuring dealer excellence in all areas of the world, (4) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, and

(5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products. To this end, development programs are underway for its electric-rider, warehouse, internal combustion engine (ICE) and big truck product lines. The Company is in the process of launching a new mast for the 2 to 3 ton electric and ICE counterbalanced trucks. The changes to the mast are focused on improving visibility, performance and robustness on these trucks which in turn is expected to lead to lower cost of operations. In addition, in October 2013, the Company introduced a new Reach Truck, predominantly for the European warehouse market.  This product entered production in January 2014. The Company also introduced two new Big Truck models in the fourth quarter of 2013 to better serve specialized Big Truck market segments.
In 2014, the Company is instituting a new model year update program for annual improvements of key performance and capability features of each of its existing lift truck model platforms. This new program is expected to keep these platforms soundly positioned in the market over time. The first model year updates are expected to occur in April 2014 on the 1 to 3 ton and 4 to 9 ton ICE counterbalanced lift trucks. The 1 to 3 ton platform will receive a new premium spark ignited engine with improved robustness and durability and is expected to lower the customer's cost of ownership through improved fuel economy and service intervals. The 4 to 9 ton platform will have features optimized to handle the increasingly demanding needs of key industry segments. Further, new platforms are expected to be developed and launched over the next few years based on longer-term segment needs or technological change opportunities.
              In mid-2011, the Company introduced into certain Latin American markets a UTILEV®_branded 1 to 3.5 ton ICE pneumatic tire lift truck model to meet the needs of lower-intensity users. This UTILEV®-branded utility lift truck was gradually introduced into global markets during 2012. During the third quarter of 2013, the Company expanded the UTILEV®-branded series of lift trucks by introducing a 1 to 3 ton ICE cushion tire truck in North America and a 3-wheel electric rider truck globally. The UTILEV®-branded series of lift trucks is expected to continue to gain market position in 2014. The Company offers one model of the standard ICE lift truck for medium-duty applications in both pneumatic and cushion tires for both Hyster® and Yale®. The Company expects to launch additional trucks in the standard ICE model series in future years.
All of these new products and upgraded products are expected to help increase market share, to improve revenues and to enhance operating margins. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, February 20, 2014 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4215 (Toll Free) or (617) 213-4867 (International), Passcode: 72084207, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through February 27, 2014. The online archive of the broadcast will be available on the Hyster- Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Other Measures
For purposes of this earnings release, discussions about net income refer to net income attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (13) delays in or increased costs associated with the Brazil plant construction, and (14) delays in or cancellation of the sale of the existing Brazil facility and land.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(In millions, except per share data)

Revenues	$717.9	$652.0	$2,666.3	$2,469.1
Cost of sales	592.0	544.7	2,205.3	2,065.9
Gross profit	125.9	107.3	461.0	403.2
Selling, general and administrative expenses	90.9	78.3	326.7	291.5
Operating profit	35.0	29.0	134.3	111.7
Other (income) expense
Interest expense	1.8	2.7	9.0	12.4
Income from unconsolidated affiliates	(1.4)	(0.8)	(3.9)	(5.6)
Loss on debt extinguishment	2.8	—	2.8	—
Other, net	(0.2)	(0.5)	(1.0)	(0.2)
Income before income taxes	32.0	27.6	127.4	105.1
Income tax provision (benefit)	6.2	(4.9)	17.2	7.0
Net income	25.8	32.5	110.2	98.1
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.2)	(0.1)
Net income attributable to stockholders	$25.7	$32.4	$110.0	$98.0

Basic earnings per share	$1.54	$1.93	$6.58	$5.84

Diluted earnings per share	$1.53	$1.93	$6.54	$5.83

Basic weighted average shares outstanding	16.714	16.767	16.725	16.768
Diluted weighted average shares outstanding	16.851	16.800	16.808	16.800

EBITDA RECONCILIATION
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(In millions)

Net income attributable to stockholders	$25.7	$32.4	$110.0	$98.0
Noncontrolling interest income	0.1	0.1	0.2	0.1
Income tax provision (benefit)	6.2	(4.9)	17.2	7.0
Interest expense	1.8	2.7	9.0	12.4
Interest income	(0.4)	(0.3)	(1.8)	(1.5)
Depreciation and amortization expense	7.8	7.5	30.2	28.0
EBITDA*	$41.2	$37.5	$164.8	$144.0

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. The Company defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
	(In millions)
Revenues
Americas	$462.0	$410.6	$1,762.3	$1,563.7
Europe	202.5	176.3	695.4	677.9
Asia-Pacific	53.4	65.1	208.6	227.5
Total	$717.9	$652.0	$2,666.3	$2,469.1

Operating profit
Americas	$26.7	$22.2	$107.8	$75.6
Europe	8.9	5.9	23.8	31.6
Asia-Pacific	(0.6)	0.9	2.7	4.5
Total	$35.0	$29.0	$134.3	$111.7

Net income attributable to stockholders
Americas	$18.2	$25.9	$72.6	$62.8
Europe	7.3	5.4	33.8	29.7
Asia-Pacific	0.2	1.1	3.6	5.5
Total	$25.7	$32.4	$110.0	$98.0

CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2013	2012
	(In millions)
Net cash provided by operating activities	$152.9	$128.7
Net cash used for investing activities	(26.1)	(19.5)
Cash Flow Before Financing Activities	$126.8	$109.2

	December 31
	2013	2012
	(In millions)
Cash	$175.7	$151.3
Debt	69.5	142.2
Net Debt	$(106.2)	$(9.1)